Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228189 and 333-287561) of our report dated June 20, 2025, with respect to the financial statements and supplemental schedules of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP
Springfield, Missouri
June 20, 2025